Exhibit 10.21

Douglas Dynamics, LLC
Long Term Incentive Plan
2009

Plan Participants

Participants are recommended by the President of DDLLC and are subject to review and approval by the DDLLC board of directors Compensation Committee.

Plan Description

The key measurement factor for the Long Term Incentive Plan (LTIP) will be defined cash flow (DCF).  DCF is measured as cash flow from operations before financing costs, management fees, interest, and income taxes and after normal capital expenditures.

Plant expansions in excess of $2 million will be considered non-normal and amortized as normal over a four (4) year period beginning with the year of expansion.

Acquisitions in excess of $2 million will be considered non-normal and amortized as normal over a six (6) year period beginning with the year of acquisition.

If the initial calculation of DCF in the current year is negative then amortization of acquisitions or large capital expenditures will not be included in the current year DCF calculation.  Under these circumstances the amortization will be included in subsequent years calculations until the amortization period is complete.

There are two potential sources of input to the participants’ account:

1.                                       A Douglas Dynamics, L.L.C. (DDLLC) total seed amount will be calculated each year equal to 0.5% of DCF from current year operations, excluding the impact of plant expansion or acquisition amortization.  There will be no seed amount in any year where DCF is less than $20 million.

2.                                       A growth % will be determined through interpolation by the following matrix:

DCF	$5M	$10M	$20M	$30M	$40M	$50M	$55M	$60M	$65M	>$65M
Growth %	-45%	-25%	-10%	-5%	5%	15%	20%	25%	30%	30%

Seed money will be allocated to each participant’s account by the ratio of their base earnings to the total of all participants’ base earnings.  The total cumulative seed money allocated to a participant cannot exceed the participant’s current base earnings.

The growth % will be applied to the participant’s beginning of the year balance adjusted for any payouts during the year.  The amount of growth, which can be positive or negative, will be allocated to the participants’ account.

All amounts allocated to the participant’s account are vested except in the event of voluntary separation (quit) or termination for cause.  In this case the last two years will not be considered vested as far as positive increase in the participant’s account are considered.  Each of the last two years will be considered separately, but growth and seed amounts will be combined for each year for determining if the total is positive or not for the year.

Participants will be eligible to receive vested portions of the plan upon separating from DDLLC.  The payment methods are:

•                  Lump sum payment for death, long term disability, or normal retirement

•                  For all other reasons if the balance to be paid is less than $75,000, the payment will be lump sum and for balances of $75,000 or more, the payout will be made in five equal annual payments with interest on the unpaid balances at US treasury one-year rates effective at the beginning of each year.

Employees who cease being a participant without separation from DDLLC will receive a payout in five equal annual installments with interest on unpaid balances at US treasury one-year rates effective at the beginning of each year.  If the employee voluntarily separates (quits) or is terminated for cause, the payouts will not include any non-vested amounts.

If the total in any given participant’s account reaches two times their base earnings, one-fifth of the account balance will be paid out by February 15th.

The DDLLC board of directors Compensation Committee will review and approve all allocations and payments of the plan.  The Compensation Committee may modify, suspend, or terminate the plan at any time.